Exhibit 99.2

Antero Resources Announces 2014 Capital Budget and Guidance

•                       Capital budget for 2014 is $2.6 billion including $1.8 billion for drilling and completion, $600 million for expanding midstream facilities and $200 million for core leasehold acreage acquisitions

•                       Net daily production for 2014 is projected to average 925 to 975 MMcfe/d, a 75% to 85% increase over estimated 2013 average net daily production

•                       Net daily liquids production for 2014 is projected to average 24,000 to 26,000 Bbl/d (16% liquids)

•                       Plan to operate an average of 18 drilling rigs between the Marcellus and Utica Shales in 2014

Denver, Colorado, January 29, 2014 — Antero Resources (NYSE: AR) (“Antero” or the “Company”) today announced that it expects to invest approximately $2.6 billion in 2014 for drilling and completion, midstream and leasehold activities.  The Company expects its average 2014 production to grow organically by 75% to 85% over estimated 2013 average net daily production and is guiding to an average 2014 net production range of 925 to 975 MMcfe/d.

2014 Capital Budget

Antero’s capital budget for 2014 is $2.6 billion and includes $1.8 billion for drilling and completion, $600 million for the expansion of midstream facilities, including $200 million for fresh water distribution infrastructure, and $200 million for core leasehold acreage acquisitions.

All of the $1.8 billion drilling and completion budget represents Antero-operated drilling, with virtually all allocated to drilling liquids-rich horizontal locations utilizing shorter stage length completions.  Approximately 75% of the drilling and completion budget is allocated to the Marcellus Shale and the remaining 25% is allocated to the Utica Shale.  During 2014, Antero plans to operate an average of 14 drilling rigs in the Marcellus Shale, including three intermediate rigs that drill the vertical section of some horizontal wells to kick-off point, and 4 drilling rigs in the Utica Shale.  Antero expects to spud 144 horizontal wells in the Marcellus Shale with an average lateral length of 7,700 feet and 49 horizontal wells in the Utica Shale with an average lateral length of 7,300 feet.   The Company plans to complete 140 wells in the Marcellus Shale and 41 wells in the Utica Shale in 2014.

Antero has deep Utica rights on approximately 126,000 net acres of its West Virginia Marcellus acreage position and expects to drill and complete an exploratory Utica Shale dry gas well in the second half of 2014.  Antero also plans to drill two three-well density pilots in the liquids-rich Utica Shale in Ohio with one using a 500 foot interlateral distance and the other using a 750 foot interlateral distance.  Antero drilled and completed a 500 foot interlateral distance pilot in the liquids-rich Utica in 2013 with encouraging results to date.  Antero’s estimated Utica reserves and identified drilling locations are currently booked using 1,000 foot interlateral distance between horizontal laterals.  A series of successful increased density pilots could result in a material increase in estimated reserves and identified drilling locations on all or a portion of Antero’s Utica Shale acreage.

The 2014 midstream budget includes an additional 100 miles and 43 miles, respectively, of low-pressure and high-pressure gathering pipelines in the Marcellus and Utica Shale.  The budget also includes the addition or expansion of five compressor stations in the Marcellus Shale with 305 MMcf/d of additional compression capacity.  Further, the midstream budget includes 73 miles of permanent pipeline for Antero’s fresh water distribution system.  The midstream budget assumes the completion of an initial public offering of a master limited partnership (“MLP”) owning substantially all of Antero’s midstream assets during 2014.

In 2014, Antero plans to continue consolidating acreage in the core of the southwestern Marcellus liquids-rich play and the core of the Utica liquids-rich play in southern Ohio.  The 2014 capital budget includes $200 million for acreage additions.

The following is a comparison of the 2013 capital budget to the 2014 capital budget.

	2013	2014
Budget Comparison
Drilling & Completion ($MM)	$1,550	$1,800
Midstream ($MM)	$650	$600
Land ($MM)	$450	$200
Total	$2,650	$2,600

Average Drilling Rigs	16	18
Wells Spud	157	193
Wells Completed	114	181
Low-Pressure Gathering Line Additions (Miles)	54	100
High-Pressure Gathering Line Additions (Miles)	60	43
Compression Capacity Additions (MMcf/d)	85	305
Permanent Water Pipeline Additions (Miles)	97	73

The capital budget is expected to be funded through internally generated operating cash flow and available borrowing capacity under Antero’s bank credit facility, as well as the anticipated proceeds from an initial public offering of an MLP owning substantially all of the Company’s midstream assets.

2014 Guidance

Assuming the execution of the $2.6 billion capital plan discussed above, the Company is using the following key assumptions in its projections for 2014:

2014 Guidance
Total Net Production	925 – 975 MMcfe/d
Net Natural Gas Production	780 – 820 MMcf/d
Net Liquids Production	24,000 – 26,000 Bbl/d
Cash Production Expense(1)	$1.40 – $1.50/Mcfe
G&A	$0.25 – $0.30/Mcfe
Natural gas realized price premium to NYMEX(2)	$0.00 – $0.10/Mcf
Natural gas liquids realized price	50% to 52% of WTI
Oil realized price differential to NYMEX	$(10.00) - $(12.00)/Bbl

(1)         Includes lease operating expenses, gathering, compression and transportation expenses and production taxes.

(2)         Antero’s processed tailgate and unprocessed dry gas production is greater than 1000 Btu on average.

Antero’s 2014 total net production, including liquids, is expected to average in a range of 925 to 975 MMcfe/d which would represent a year over year increase of 75% to 85% compared to our estimated 2013 average net production.  Net liquids production is expected to increase to an average of 24,000 to 26,000 Bbl/d in 2014, primarily driven by increasing development of liquids-rich areas of the southwestern core in the Marcellus Shale and a full year of development in the liquids-rich core area of the Utica Shale in southern Ohio.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. Our website is located at www.anteroresources.com.

This release includes “forward-looking statements”. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Risk Factors” in our Final Prospectus dated October 9, 2013 on file with the Securities and Exchange Commission (File No. 333-189284).

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.